Exhibit 99.1

Energy XXI Announces Exchange of 5.625% Preferred Stock

HOUSTON – Feb. 24, 2012 – Energy XXI (NASDAQ: EXXI) (AIM: EXXI) today announced the closing of exchange agreements (the “Exchange Agreements”) with holders of the company’s 5.625% Convertible Perpetual Preferred Stock, par value $0.001 per share (the “Preferred Stock”), to issue shares (the “Exchange Securities”) of the company’s common stock, par value $0.005 per share (the “Common Stock”), in exchange for 104,288 shares of Preferred Stock.  Pursuant to the Exchange Agreements, the company issued a number of shares of Common Stock equal to the sum, rounded to the nearest whole number, of the number of shares of such Preferred Stock multiplied by 9.83526,  in addition to a cash payment of $25.52 per share of Preferred Stock, of which $2.77 represented accrued and unpaid dividends and $22.75 represented an inducement premium.  Accordingly, 1,025,700 new shares of Common Stock have been issued.  Issuance of the shares of Common Stock in this transaction will be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(9) of the Securities Act.  After such issuance, the company has a total of 78,564,112 common shares in issue, excluding 256,353 treasury shares, and 843,912 shares of Preferred Stock outstanding.

Application has been made for the 1,025,700 new shares of Common Stock to be admitted to trading on AIM and admission is expected to occur on March 5, 2012.

Enquiries of the Company

Energy XXI
Stewart Lawrence
Vice President, Investor Relations and Communications
713-351-3006
slawrence@energyxxi.com

Greg Smith
Director, Investor Relations
713-351-3149
gsmith@energyxxi.com

Seymour Pierce
Nominated Adviser: Jonathan Wright
Corporate Broking: Richard Redmayne
Tel: +44 (0) 20 7107 8000

Pelham Bell Pottinger
James Henderson
jhenderson@pelhambellpottinger.co.uk
Mark Antelme
mantelme@pelhambellpottinger.co.uk
+44 (0) 20 7861 3232